Exhibit 10.23

COMMERCIAL LEASE AGREEMENT

THIS LEASE is entered into on October 7th, 2020 (the “Effective Date”), by and between Ken & Jill Gimelli, LLC, a California limited liability company (“Lessor”) and Alpha Teknova, Inc., a Delaware corporation (“Lessee”).

ARTICLE 1

PREMISES

Section 1.01. Property to be Leased. Lessor hereby leases to Lessee on the terms and conditions set forth herein the real property located in the County of San Benito, California, described as follows, collectively referred to herein as “the Premises.”:

(a)    2451 Bert Drive, Hollister: A commercial building containing approximately 19,000 square feet; and

(b)    2320 Technology Parkway: From October 7th, 2020 – June 30, 2021 a commercial building containing approximately 19,890 square feet currently. From July 1, 2021 through September 30, 2025, Lessee agrees to lease an additional 7,500 square feet in the commercial building, for a total of 27,390 square feet. In this Lease, each or both of the buildings that are a part of the Premises may be referred to in the plural or the singular (“buildings” or “building”).

ARTICLE 2

TERM OF LEASE

Section 2.01. Original Term. The term of this Lease (“Term”) shall be for a period of five (5) years commencing at 12:01 A.M. on October 7th, 2020, and ending at 12:01 A.M. on September 30, 2025, unless terminated sooner in accordance with this Lease; provided, however, that Lessee shall have the right, but not the obligation, to extend the Term for an additional 2 (two) years, ending at 12:01 am on September 30, 2027.

Section 2.02. Holding Over. If Lessee holds over and continues in possession of the Premises after termination of the Term, Lessee’s continued occupancy of the Premises shall be deemed merely a tenancy from month-to-month at a minimum rental of one hundred fifty percent (150%) of the last monthly rent paid to Lessor by Lessee, subject to all the terms and conditions, including the provisions for additional rent, but excluding the right of first refusal, contained in this Lease.

ARTICLE 3

RENT AND TAXES

Section 3.01. Fixed Rent and Additional Rent.

(a) Other than as set forth in Section 3.01(b) of this Lease, Lessee agrees to pay to Lessor during the Term specified in Section 2.01, monthly rent (“Rent”), due on the first day of every month, which shall increase three percent (3%) annually on October 1 of each year of the Term, and any extension thereof. Lessee also agrees to pay to Lessor modified NNN (“NNN”), which shall include real property tax, building insurance and building maintenance. Rent and NNN shall be paid pursuant to the following schedule:

	2451 Bert	Bert NNN	2320 Technology	Technology NNN
Year 1: 1/1/2021 - 6/30/2021 7/01/2021 - 9/30/2021	18,050.00	1,829.36	18,895.50 26,020.50	1,907.68 2,626.93
Year 2: 10/01/2021 - 9/30/2022	18,591.50	1,829.36	26,801.12	2,626.93
Year 3: 10/01/2022 - 9/30/2023	19,148.20	1,829.36	27,603.64	2,626.93
Year 4: 10/01/2023 - 9/30/2024	19,722.00	1,829.36	28,430.82	2,626.93
Year 5: 10/01/2024 - 9/30/2025	20,311.00	1,829.36	29,279.91	2,626.93

Lessee shall pay all Rent without deduction to Lessor at the address set forth herein for mailing notices to Lessor, or at any other place or places that Lessor may from time to time designate by written notice given to Lessee.

(b) Notwithstanding Section 3.01(a) of this Lease, (i) Lessee shall make to Lessor a one-time payment in an amount equivalent to the monthly amount specified for Rent in Year 1 therein by no later than three (3) business days after the Effective Date; (ii) Lessee shall pay to

Lessor NNN commencing on December 1, 2020; and (iii) also commencing on December 1, 2020 and throughout the Term, Lessee shall cause all utilities, including but not limited to water, sewer, electricity, gas, telephone and other communications services to be placed in its name and shall pay the same as required by each provider.

(c) Lessee agrees and hereby stipulates that the Premises are in good condition as of the date of this Lease; provided, however, that Lessor shall upgrade the bathrooms and linoleum floors in the Bert Drive building identified in Section 1.01(a) of this Lease, in accordance with Lessee’s reasonable requirements, and restore the HVAC system(s) in that same building to good working condition, by no later than December 1, 2020. Lessee shall, at Lessee’s sole cost, keep and maintain the Premises and appurtenances and every part thereof, including, but not limited to windows, doors and skylights, sidewalks adjacent to the Premises, the interior of the Premises, HVAC system, mechanical, electrical and plumbing systems in good working order and in sanitary order, condition, and repair (excepting only exterior walls, roofs, foundations, structural elements, and the parking lot(s)). All repairs made by Lessee shall be at least equal in quality and class to the original work.

Lessor shall not be required to furnish any services or facilities or to make any repair or alteration in or to the Premises other than those stated above and in Section 4.01 of this Lease. Lessee hereby otherwise assumes the full and sole responsibility for the condition, operation, repair, replacement, maintenance, and management of the Premises.

Lessee hereby covenants to indemnify and hold harmless Lessor against all claims for injury or damage either on the Premises by Lessee or any third party. Lessee further hereby covenants to indemnify and hold harmless Lessor against all claims for injury or damage either on or off the Premises by Lessee or any third party arising out of any repairs or replacements required to be made by Lessee as provided in this paragraph.

ARTICLE 4

REPAIRS AND MAINTENANCE

Section 4.01. Repairs by Lessor. During the Term and any renewal or extension, Lessor shall, at Lessor’s own cost and expense, keep the exterior sidewalls, structural supports, foundation and roofs of the buildings on the Premises, and the parking lot(s), in good repair and make all necessary repairs to same, provided, however, Lessor shall not:

(a) Be required to make any repairs to the exterior sidewalls, structural supports, roofs, foundations or the parking lot(s) of the building(s) on the Premises that are or would be (i) rendered necessary by the negligence of, or abuse of that property by, Lessee or any employees, agents, sublessees, or permittees of Lessee or (ii) repairs of or to any alterations or improvements to the same made by Lessee; or

(b) Be liable for any damages resulting from Lessor’s failure to make any repairs required by this section to be made by Lessor, unless Lessee gives written notice to Lessor specifying the need for the repairs and Lessor fails to make the repairs or to commence making the repairs within 15 (fifteen) days after Lessee gives notice.

Section 4.02. Repairs by Lessee. Except as provided in Section 4.01 of this Lease, Lessee shall, at Lessee’s own cost and expense, during the term of this Lease or any extension of the term of this Lease:

(a) Keep and maintain the Premises in good order and repair, including maintaining yards, grounds, paving (other than the paving of or that is a part of the parking lot(s)), building doors, and glazing in good order and repair;

(b) Regularly employ a heating and air conditioning maintenance firm to service and maintain, except for major repairs and replacements, the heating and air conditioning system on the Premises in good working order;

(c) Repair any defects in the exterior sidewalls, structural supports, roofs, foundations and the parking lot(s) of the building(s) on the Premises caused by the negligence of, or abuse of the building by, Lessee or any employees, agents, sublessees, or permittees of Lessee.

Section 4.03. Lessee Alterations. Lessor acknowledges and agrees that, during the first year of the Term, Lessee intends to invest substantially in the buildings so that they are suitable for the conduct by Lessee of Lessee’s business, including by making the alternations and improvements described in Schedule 1 to this Lease (the “Initial Renovation Project”). Within thirty (30) days of the Effective Date, Lessor and Lessee shall review Schedule 1 and negotiate in good faith to finalize it. Lessor and Lessee shall each initial Schedule 1, Lessor’s initials constituting approval of the Initial Renovation Project and the making by Lessee of the alterations and improvements contemplated by it. Other than as a part of the Initial Renovation Project: (a) Lessee may make nonstructural alterations or improvements to the interior of the buildings on the Premises that are estimated not to exceed One Hundred Thousand Dollars ($100,000.00) in costs and that are deemed necessary by Lessee for Lessee’s business without Lessor’s approval, provided that Lessee notifies Lessor in writing at least three days before the date construction for alterations or improvements is to commence so that Lessor may post and record a notice of nonresponsibility, and further provided that all construction complies with the requirements of all appropriate government agencies. (b) Before making any nonstructural alterations or improvements to the interior of the building that are estimated to exceed One Hundred Thousand Dollars ($100,000.00) in costs, or any structural alterations or improvements to the interior of the building, or any alterations or improvements to the exterior of the building, or before constructing any new improvements on the Premises, Lessee shall obtain Lessor’s prior written approval, which Lessor may withhold in its sole and absolute discretion. All improvements or alterations made by Lessee on the Premises shall comply with the requirements of all federal, state, and municipal authorities having jurisdiction.

Section 4.04. Lessee Improvements and Trade Fixtures.

(a) Any alterations, improvements, or installations made by Lessee to the Premises shall at once become a part of the realty and belong to Lessor. On expiration of the Term or earlier termination of this Lease, Lessee shall surrender the Premises and all improvements thereon to Lessor in good, sanitary, and neat order, condition, and repair, excluding ordinary wear and tear.

(b) Lessee shall have the right to remove its trade fixtures (for the avoidance of doubt, including any and all non-structural elements of the clean room that Tenant intends to install in the Technology Parkway building) from the Premises at the expiration of the Term or earlier termination of this Lease provided Lessee is not then in default and provided that Lessee shall repair any damage to the Premises caused by that removal.

Section 4.05. Liens. Lessee agrees to keep all of the Premises and every part thereof and the building and other improvements at any time located on the Premises free and clear of any and all mechanics’, materialmen’s, and other liens for or arising out of or in connection with work or labor done, services performed, or materials or appliances used or furnished for or in connection with any operations of Lessee, any alteration, improvement, or repairs or additions that Lessee may make or permit or cause to be made, or any work or construction by, for, or permitted by Lessee on or about the premises, or any obligations of any kind incurred by Lessee. Lessee further agrees to pay promptly and fully and discharge any and all claims on which any such lien may or could be based, and to save and hold Lessor and all of the Premises and the building and any other improvements on the Premises free and harmless from any and all such liens and claims of liens and suits or other proceedings pertaining thereto.

Section 4.06. Lessor’s Right of Inspection. Lessor or Lessor’s duly authorized agents may enter the Premises, in accordance with Lessee security protocols, during the Term, upon reasonable notice to Lessee, which is deemed to be no less than twenty-four (24) hours prior notice.

Section 4.07. Surrender of Premises. On expiration of the Term or earlier termination, Lessee shall promptly surrender possession of the Premises to Lessor in as good condition as the Premises are on the date of this Lease, reasonable wear and tear excepted.

ARTICLE 5

USE OF PREMISES

Section 5.01. Permitted and Prohibited Use of Premises. Lessee shall use the Premises for the manufacture of chemical agents and the operation of laboratories, and for activities in support of those uses (e.g., storage and office space) and for no other purpose without the written consent of Lessor, which Lessor may withhold in its sole and absolute discretion. To the extent that Lessee stores and/or utilizes materials and/or chemicals that may be “hazardous substances,” Lessee shall properly store and handle such chemicals pursuant to all applicable government regulations, and shall not dispose of any such chemicals on the Premises. Lessee hereby agrees to and does indemnify and hold Lessor harmless against all damage, loss or liability arising from Lessee’s possession, storage, and distribution of chemicals, whether or not caused by Lessee, except for damage, loss or liability arising from the willful or negligent acts of Lessor.

As used in this Lease, “Hazardous substances” means any hazardous, etiological, toxic or radioactive substance, material, matter or waste that is or becomes during the Term regulated by any applicable federal, state or local law, ordinance, order, rule, regulation, code or any governmental restriction or requirement, and shall include but not be limited to asbestos, petroleum products, polychlorinated biphenyls, and the terms “Hazardous Substance” and “Hazardous Waste” as defined in the Comprehensive Environmental Response, Compensation and Liability Act, as amended from time to time, 42 U.S.C. §9601, et seq. and the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq. Lessee shall apply for and remain in compliance with any and all applicable federal, state or local permits required regarding Hazardous Substances. Lessee shall, within ten (10) days of receipt, provide to Lessor a copy of any notice, order, inspection report or other document issued by any governmental or regulatory entity finding or alleging that Lessee is not in compliance with any federal, state or local law regulating a Hazardous Substance or Hazardous Waste. Upon termination of the Lease, Lessee shall remove all Hazardous Substances, and all other chemicals, from the Premises.

Should Lessee breach any of its duties and obligations as set forth in this Section, or if the presence of Hazardous Substances and/or chemicals should cause contamination of the Premises, any other property, atmosphere, water or waterway (including groundwater), Lessee shall indemnity, and hold Lessor harmless, from any and all claims, demands, damages, expenses, fees, costs, fines, penalties, suits, and losses of any and every kind and nature, including without limitation, diminution in value of the Premises, damages for loss of use or restriction of use of the Premises, and costs of investigation, remediation and cleanup.

Section 5.02. Compliance with Laws. The Premises shall not be used or permitted by Lessee to be used in violation of any law or ordinance. Lessee shall maintain the Premises in a clean and sanitary manner and shall comply with all laws, ordinances, rules, and regulations related to Lessee’s specific use of the Premises, now in effect or subsequently enacted or promulgated by any public or governmental authority or agency having jurisdiction over the Premises.

ARTICLE 6

INSURANCE

Section 6.01. Insurance.

(a)    Liability. At all times during the Term of the Lease Lessee shall maintain a comprehensive general liability and/or umbrella insurance policy in an amount of not less than Five Million Dollars ($5,000,000) through a company authorized to transact business in the State of California, which shall name Lessor as additional insured thereunder.

(b)     Property Insurance. Lessor shall obtain and keep in force during the Term of this Lease a policy or policies of Insurance covering loss or damage to the Premises in the amount of the full replacement value thereof, providing protection against all perils included within the classification fire, extended coverage, vandalism, malicious mischief, loss of rents and special extended perils.

Lessee shall insure its personal property, fixtures, equipment and inventory, and shall hold Lessor harmless for any loss or damage to any of Lessee’s property, except for loss or damage caused by the negligent or willful misconduct of the Lessor.

Upon request from Lessor, Lessee shall provide a certificate of insurance to Lessor evidencing the insurance required herein. Each policy of insurance procured by Lessee pursuant to this Article shall expressly provide that it cannot be canceled for any reason or altered in any manner unless at least ten (10) days’ prior written notice has been given by the insurance company issuing the policy to Lessor in the manner specified in this Lease for service of notices on Lessor by Lessee.

ARTICLE 7

DESTRUCTION OF PREMISES

Section 7.01. Duty to Repair or Restore. If any improvements, buildings or other structures located on the Premises are damaged or destroyed during the Term of this Lease or any renewal thereof, the damage shall be repaired as follows:

(a) If the damage or destruction is caused by a peril against which insurance is required to be carried by Section 6.01(a) of this Lease, Lessee shall repair that damage as soon as reasonably possible and restore the Premises and improvements to substantially the same condition as existed before the damage or destruction, regardless of whether the insurance proceeds are sufficient to cover the actual cost of repair and restoration. If insurance required to be carried by Section 6.01(a) of this Lease has lapsed or not been carried, Lessee shall be solely responsible for the full cost and expense of necessary repairs.

(b) If the damage or destruction is caused by a peril against which Lessee is not required to carry insurance by this Lease, Lessor, subject to its right to terminate this Lease described in Section 7.02, shall repair that damage as soon as reasonably possible and restore the Premises to substantially the same condition as existed before the damage or destruction.

Section 7.02. Termination of Lease for Certain Losses.

(a) Notwithstanding any other provision of this Lease, if any Building located on the Premises are damaged or destroyed to such an extent it will cost more than Five Hundred Thousand Dollars ($500,000) to repair or replace them, and the damage or destruction is caused by a peril against which insurance is not required to be carried by this Lease, Lessor may terminate this Lease by giving Lessee written notice of the termination. The notice must be given within thirty (30) days after occurrence of the damage or destruction.

(b) Lessee or Lessor shall have the right to terminate this Lease if the Buildings are damaged or destroyed from any cause whatsoever, insured or uninsured, and the laws then in existence do not permit the repair or restoration of the Premises provided for in this Article.

(c) If this Lease is terminated pursuant to subsection (a) or (b), rent, taxes, assessments, and other sums payable by Lessee to Lessor under this Lease shall be prorated as of the termination date. If any taxes, assessments, or rent has been paid in advance by Lessee, Lessor shall refund it to Lessee for the unexpired period for which the payment has been made.

ARTICLE 8

INDEMNIFICATION

Section 8.01. Lessee’s Hold-Harmless Clause. Except as otherwise provided in Section 6.01(b), Lessee shall indemnify and hold Lessor and the property of Lessor, including the Premises, free and harmless from any and all liability, claims, loss, damages, or expenses, including counsel fees and costs, arising by reason of the death or injury of any person, including Lessee or any person who is an employee or agent of Lessee, or by reason of damage to or destruction of any property, including property owned by Lessee or any person who is an employee or agent of Lessee, caused or allegedly caused by (1) any cause whatsoever while that person or property is in or on the Premises or in any way connected with the Premises or with any improvements or personal property on the Premises; (2) some condition of the Premises or some building or improvement on the Premises; (3) some act or omission on the Premises of Lessee or any person in, on, or about the Premises with the permission and consent of Lessee; or (4) any matter connected with Lessee’s occupation and use of the Premises.

Section 8.02. Lessor’s Hold-Harmless Clause. Notwithstanding the provisions of Section 6.01(a) of this Lease, Lessor agrees to indemnify, defend, protect, and hold Lessee free and harmless from and against any liability, claims, or damages arising from or in connection with any negligence or willful acts of misconduct by Lessor or by any person who is an agent or employee of Lessor acting in the course and scope of its agency or employment.

ARTICLE 9

DEFAULT AND REMEDIES

Section 9.01. Remedies on Lessee’s Default. In the event of a material default and breach by Lessee as set forth in Section 9.03 of this Lease, Lessor, in addition to any other remedy given Lessor by law or equity, may

(a) Continue this Lease in effect by not terminating Lessee’s right to possession of the Premises, in which case Lessor shall be entitled to enforce all Lessor’s rights and remedies hereunder, including the right to recover Rent and NNN as it becomes due;

(b) Terminate this Lease and pursue its rights and remedies provided by Section 1951.2 of the California Civil Code.

(c) Terminate the Lease and, in addition to any recoveries Lessor may seek under subsection (b) of this section, bring an action to reenter and regain possession of the Premises in the manner provided by the laws of unlawful detainer then in effect in California.

Section 9.02. Termination by Lessor. No act of Lessor, including but not limited to Lessor’s entry on the Premises or efforts to re-let the Premises, or the giving by Lessor to Lessee of a notice of default, shall be construed as an election to terminate this Lease unless a written notice of the Lessor’s election to terminate is given to Lessee or unless termination of this Lease is decreed by a court of competent jurisdiction.

Section 9.03. Default by Lessee. All covenants and agreements contained herein are declared to be conditions to this Lease. The following constitute a material default and breach of this Lease by Lessee:

(a) Any failure to pay Rent or NNN when due when the failure continues for fifteen (15) days; in such instance, Lessee shall be obligated to pay a penalty of ten percent (10%) of the current amount due, as well as the outstanding amount in order to cure the default and breach.

(b) Any failure to perform any other covenant, condition, or agreement contained herein when the failure is not cured within fifteen (15) days after written notice of the specific failure is given by Lessor to Lessee.

(c) The bankruptcy or insolvency of Lessee; the making by Lessee of any general assignment for the benefit of creditors, other than with the advance written consent of Lessor; the filing by or against Lessee of a petition to have Lessee adjudged as bankrupt or of a petition for reorganization or arrangement under the Bankruptcy Act.

(d) The abandonment or vacating of the Premises by Lessee (which, for purposes of this Lease, shall mean Lessee’s failure to occupy and operate the Premises for business for a period of at least thirty (30) days.

Section 9.04. Cumulative Remedies. The remedies granted to Lessor in this Article shall not be exclusive but shall be cumulative and in addition to all other remedies now or hereafter allowed by law.

Section 9.05. Waiver of Breach. The waiver by Lessor of any breach by Lessee of any of the provisions of this Lease shall not constitute a continuing waiver or a waiver of any subsequent default or breach by Lessee either of the same or a different provision of this Lease.

ARTICLE 10

MISCELLANEOUS

Section 10.01. Assignment and Subletting. Lessee shall not encumber, assign, sublet, or otherwise transfer this Lease, any right or interest herein, or any right or interest in the Premises or any of the improvements that may now or hereafter be constructed or installed on the Premises without first obtaining the written consent of Lessor, which Lessor may withhold in its sole and absolute discretion.

Section 10.02. Notices. Except as otherwise expressly provided by law, any and all notices or other communications required or permitted by this Lease or by law to be served on or given to either party to this Lease by the other party shall be in writing and shall be deemed duly served and given when personally delivered to the party to whom it is directed or to any managing employee or officer of that party or, in lieu of personal service, when deposited in the United States mail, first-class postage prepaid, addressed as follows:

LESSOR	LESSEE
Ken Gimelli	Teknova, Inc. Attn. Legal Department
3825 Union Road	2290 Bert Drive
Hollister, CA 95023	Hollister, CA 95023

Section 10.03. Dispute Resolution & Attorneys’ Fees. Lessor and Lessee shall attempt by good faith negotiation to resolve any dispute, controversy, or claim arising out of or relating to this Lease. If it is not possible to resolve any such dispute(s) through negotiation, including negotiation assisted by a mediator selected by mutual agreement of the parties, then either of Lessor or Lessee may, by written notice to the other, institute binding arbitration proceedings administered by the American Arbitration Association in accordance with its Commercial Arbitration rules. All decisions will be in accordance with the substantive law of the State of California (excluding choice of law) and the arbitration shall take place in California. Lessor and Lessee shall each pay one-half of the cost of any mediation or arbitration, provided that each shall pay the fees of its own legal counsel or other third-party consultants engaged by them in support of their participation, respectively, in any such mediation or arbitration. Nothing in this Section or in this Lease shall prevent either party from seeking from a court of competent jurisdiction any interim, provisional, or injunctive relief necessary to protect its property or its rights under this Lease, pending the establishment of an arbitral panel in accordance with this Section.

Section 10.04. Binding on Heirs and Successors. This Lease shall be binding on and shall inure to the benefit of the heirs, executors, administrators, successors, and assigns of each of Lessor and Lessee, but nothing contained in this section shall be construed as a consent by Lessor to any assignment of this Lease or any interest herein by Lessee.

Section 10.05. Time of Essence. Time is expressly declared to be of the essence in this Lease.

Section 10.06. Sole and Only Agreement. This instrument constitutes the sole and only full, final, and complete agreement between Lessor and Lessee respecting the Premises, the leasing of the Premises to Lessee, and the lease terms contained herein, and correctly sets forth the obligations of Lessor and Lessee to each other as of its date. Any agreements or representations respecting the Premises or their leasing by Lessor to Lessee not expressly set forth in this instrument are null and void. This Lease may not be extended, amended, modified, altered, or changed, except in a writing signed by Lessor and Lessee.

EXECUTED this 7th day of October, 2020 at Hollister, California.

LESSOR	LESSEE

/s/ Ken Gimelli	/s/ Stephen Gunstream
Ken Gimelli	Stephen Gunstream - CEO
Ken & Jill Gimelli, LLC	Alpha Teknova, Inc.